UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2019

KODIAK SCIENCES INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38682	27-0476525
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2631 Hanover Street Palo Alto, CA		94304
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 281-0850

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	KOD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

Funding Agreement

On December 1, 2019, Kodiak Sciences Inc. and its subsidiary Kodiak Sciences GmbH (the “Company”) entered into a funding agreement (the “Funding Agreement”) with Baker Bros. Advisors, LP, on behalf of its affiliate (together, “BBA”), pursuant to which BBA purchased the right to receive a capped 4.5% royalty on future net sales of the Company’s anti-VEGF antibody biopolymer conjugate therapy known as KSI-301 in exchange for $225,000,000 in committed development funding payable to the Company (the “Funding Amount”). Unless earlier terminated or re-purchased by the Company, the royalty terminates upon the date that BBA has received an aggregate amount equal to 4.5 times the Funding Amount paid to the Company. Under the terms of the agreement, BBA is required to pay to the Company the first $100,000,000 of the Funding Amount at the closing of the Funding Transaction (expected to occur on January 10, 2020) and the remaining $125,000,000 of the Funding Amount following the achievement of, among other things, 50% enrollment in each of (i) the planned Phase 3 clinical trial of KSI-301 for branch retinal vein occlusion and (ii) the planned Phase 3 clinical trial of KSI-301 for central retinal vein occlusion (estimated to occur in late 2020).

The Company has the option, exercisable at any point during the term of the Funding Agreement, to repurchase from BBA 100% of the royalties due to BBA under the Funding Agreement for a purchase price equal to the Funding Amount paid to the Company as of such time times 4.5 less amounts paid by the Company to BBA.

Under the Funding Agreement, BBA also received a right to a royalty interest on future net sales of other Company products that employ an anti-vascular endothelial growth factor A (VEGF-A) biology as a sole molecular or chemical biology (a “VEGF-A Product”). In the event the Company commercializes related products that contain both an anti-VEGF-A biology together with at least one additional molecular or chemical biology(ies), BBA would have the right to receive a fractional royalty up to 2.25% for one additional molecular or chemical biology or 1.5% for two additional molecular or chemical biologies provided that such other products are being progressed in indications for, or patient populations with, retinal vein occlusion, wet AMD or diabetic macular edema, or indications or patient populations in which KSI-301 or a VEGF-A Product has received marketing approval. Total royalty payments under the Funding Agreement are not to exceed the cap of 4.5 times the Funding Amount paid to the Company.

The Funding Agreement was the result of a competitive process overseen by independent and disinterested members of the board of directors of Kodiak Sciences Inc. with the assistance of outside counsel.

The Funding Agreement contains various representations and warranties, covenants, indemnification obligations and other provisions customary for transactions of this nature.

The foregoing description of the Funding Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Funding Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

Letter Agreement

On December 1, 2019, in connection with the Funding Agreement, the Company entered into a letter agreement with BBA that, subject in all cases to compliance with applicable securities laws and regulations, requires that in the event the Company offers, on or before June 30, 2020, shares of common stock in an equity financing registered under the Securities Act of 1933, as amended (“Qualified Offering”), the Company will use its best efforts to cause the managing underwriters of such Qualified Offering to allow BBA to participate in the Qualified Offering in an amount up to (but not in excess of) (a) 25% of the shares offered in the Qualified Offering, as the case may be (excluding any option to purchase additional shares that may be granted to the underwriters), plus (b) additional shares equal to $25 million divided by the price per share to the public in the Qualified Offering.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Funding Agreement, dated as of December 1, 2019, between Kodiak Sciences Inc., Kodiak Sciences GmbH and Baker Bros. Advisors, LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KODIAK SCIENCES INC.

Date: December 2, 2019	By:	/s/ Victor Perlroth
	Name:	Victor Perlroth, M.D.
	Title:	Chief Executive Officer